November 4, 1999

Warburg, Pincus Global Post-Venture Capital Fund, Inc.
466 Lexington Avenue
New York, New York  10017

Ladies and Gentlemen:

We have acted as counsel to Warburg, Pincus Global Post-Venture Capital Fund, Inc., a Maryland corporation (the "Global Fund"), in connection with the proposed acquisition by the Global Fund of all or substantially all of the assets and liabilities of Warburg, Pincus Post-Venture Capital Fund, Inc., a Maryland corporation (the "Fund"), in exchange for shares of common stock of the Global Fund (the "Shares"), pursuant to an Agreement and Plan of Reorganization, to be executed by the Global Fund and by the Fund (the "Plan").

We have examined the Global Fund's Registration Statement on Form N-14 substantially in the form in which it is to become effective (the "Registration Statement"), the Global Fund's Articles of Incorporation and Bylaws, and the Plan.

We have also examined and relied upon other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Plan will constitute the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms.

We are members of the bar of the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York and the federal laws of the United States of America. Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including the State of Maryland) or the United States of America. In rendering the opinions herein, we assume that there will be no

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material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of the Global Fund's Shares pursuant to the Plan.

Based upon the foregoing, we are of the opinion that:

      (a) The Global Fund is a duly organized corporation validly existing under the laws of the State of Maryland;

      (b) The Shares of the Global Fund to be issued as contemplated in the Plan have been duly authorized, and, subject to the receipt by the Global Fund of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable Shares of the Global Fund under the laws of the State of Maryland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus/Proxy Statement included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Global Fund or any distributor or dealer in connection with the registration or qualification of the Global Fund or the Shares under the securities laws of any state or other jurisdiction.

This opinion is furnished by us as counsel to the Global Fund, is solely for the benefit of the Global Fund and its Directors and its officers in connection with the above described acquisition of assets and may not be relied upon for any other purpose or by any other person.

Very truly yours,


/s/ Willkie Farr & Gallagher